UNITED STATES
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Valaris plc
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For Immediate Release

Valaris Comments on Luminus’ Intent to Nominate Director Candidates

Highlights Luminus’ Value Destructive Proposals and Sets the Record Straight on Interactions to Date

Valaris Has Taken the Right Steps to Refresh Board of Directors, Prudently Allocate Capital to Capture Upside in Offshore Market Recovery and Enhance Value For All Shareholders

LONDON — December 4, 2019 — Valaris plc (NYSE: VAL) (“Valaris” or the “Company”) today confirmed that Luminus Management, LLC (“Luminus”) has stated that it intends to call an Ordinary Meeting of shareholders and nominate individuals to stand for election to the Company’s Board of Directors.

The Company issued the following statement:

The Valaris Board of Directors is committed to best-in-class corporate governance practices and the continued successful execution of our long-term strategy, reflecting the input received through our broad-based shareholder engagement program and underscoring our focus on enhancing value for all shareholders.

As previously announced, the Board has implemented a refreshment and corporate governance action plan, which included evaluating the skills and experience of the directors on the Valaris Board. As a result of this evaluation, we recently announced: (1) the addition of Georges Lambert, former Partner and Senior Vice President of The Capital Group, and Frederick Arnold, the former Chief Financial Officer of Convergex Group, LLC, as new independent directors; (2) three directors stepping down; (3) a commitment to appoint an independent Chairman in 2020 at the end of the current Chairman’s term; and (4) the formation of a Finance Committee of the Board of Directors to assist in the Board’s oversight of the Company’s capital structure and financial strategies. These actions have received universally positive feedback from our broader shareholder base.

Valaris has Engaged Extensively with Luminus in an Attempt to Find Common Ground

Multiple, Shifting Value-Destructive Capital Return Proposals

We have engaged extensively with Luminus over the past several months. As our conversations with Luminus progressed, it became clear that Luminus’ proposals would significantly harm Valaris’ financial profile and destroy shareholder value. Since Luminus’ June 2019 announcement demanding that Valaris take on significant leverage and pay a $2.5 billion special dividend, Valaris has engaged with more than 20 of our top shareholders, many of whom expressed strong concerns regarding Luminus’ ideas. We have a fiduciary responsibility to all Valaris shareholders, and the Board of Directors will not put the interests of one shareholder above all others.

Luminus’ initial public proposal was so widely dismissed by research analysts and shareholders that Luminus revised its plan five days later, demanding instead a $1.2 billion share buyback. Luminus continued to backtrack thereafter, presenting a third plan to the Board in August, calling for a $500 million share buyback funded by $1.5 billion of senior priority debt. Importantly, Luminus has expressed a strong desire to act as a senior lender for any capital return, positioning it to benefit from the increased default risk that would result from its demand for a leveraged capital return. These demands demonstrate its self-serving agenda and conflicting interests with our other shareholders.

Given the protracted nature of the industry recovery, implementing any of Luminus’ proposals for a large, leverage-funded return of capital would threaten Valaris’ balance sheet flexibility and put the Company’s credit facility at risk. Rather than continue to prudently manage the Company’s capital structure, while preserving and growing value, Luminus has asked the Board to create an unsustainable balance sheet that would severely hinder the successful execution of our strategy and could endanger the Company’s future.

Luminus’ Demands for Conflicted Board Representation

In our discussions with Luminus regarding Board composition, Luminus insisted that the Valaris Board must immediately be refreshed, but only with Luminus’ representatives and its hand-picked candidates. Notably, many of the representatives Luminus proposed had skills and qualifications that are not consistent with the needs of Valaris. For this reason, we believe the individuals were chosen primarily to facilitate Luminus’ demand for a leveraged capital return.

Consistent with being open to hearing new perspectives, we offered Luminus the opportunity to have significant input on the selection of two new directors. Unfortunately, Luminus was unwilling to accept our reasonable proposal and walked away from the settlement discussions. As such, we were unable to reach a mutually satisfactory agreement and the restrictions under the standstill have since expired.

As evidenced by the Company’s recent actions, Board refreshment is — and has been — a priority for Valaris with a focus on building a board with the proper skills, qualifications and independence to serve the interests of all shareholders. Engaging in a long, distracting and costly proxy contest is not in the best interests of our shareholders, particularly as the Board and management are focused on executing the merger integration and navigating Valaris through the current industry environment.

Valaris Is Executing the Right Strategy to Drive Shareholder Value

The Company’s Board and management team recognize the pressures created by the current market environment and are focused on the delivery of both the merger-related synergies and additional cost savings, as well as optimizing our capital structure. We believe the Company is well positioned for the anticipated market recovery for the following reasons.

•                  Asset Quality and Scale: Valaris is strategically situated as the industry’s premier fleet of shallow- and deep-water assets with critical mass across regions. Notably, the Company has executed strategic transactions to expand our heavy duty and harsh environment jackup footprint, built the leading highest specification drillship fleet and formed a joint venture partnership with the industry’s premier jackup customer, Saudi Aramco.

•                  Contracting: This high-quality asset base and enhanced scale, coupled with our operational expertise and global marketing intelligence, have led to many recent contract awards. In fact, our premier jackup and floater fleet has been awarded 32 contracts or extensions over the past four months that have added approximately $700 million of revenue backlog. During this period, Valaris has won an outsized share of new contract awards and more backlog days than any other offshore driller.

•                  Operational Efficiencies: We have announced $265 million in total cost reductions since the completion of our merger earlier this year. Of that total, we have achieved $115 million in annual run-rate synergies through the third quarter of 2019 and we remain on-track to realize $165 million in annual run-rate synergies by the end of 2020. As previously announced, we are also targeting at least $100 million of incremental annual operating cost savings, which are expected to benefit the Company’s annual free cash flow by reducing operating expenses.

•                  Balance Sheet Flexibility and Runway: The Board and management team have prudently and proactively taken steps to enhance the Company’s financial runway and to maintain sufficient liquidity. We remain focused on achieving these objectives as the Company continues navigating a protracted industry recovery.

We will continue to take actions to maintain our position as the leading offshore driller while implementing best-in-class corporate governance practices that align with the execution of our long-term strategy to enhance shareholder value.

Goldman Sachs & Co., LLC, Lazard and PJT Partners, Inc. are serving as financial advisors to Valaris and Skadden, Arps, Slate, Meagher & Flom LLP, Gibson, Dunn & Crutcher LLP and Slaughter and May are acting as Valaris’ legal advisors.

About Valaris plc

Valaris plc (NYSE: VAL) is the industry leader in offshore drilling services across all water depths and geographies. Operating a high-quality rig fleet of ultra-deepwater drillships, versatile semisubmersibles and modern shallow-water jackups, Valaris has experience operating in nearly every major offshore basin. With an unwavering commitment to safety and operational excellence, and a focus on technology and innovation, Valaris was rated first in total customer satisfaction in the latest independent survey by EnergyPoint Research - the ninth consecutive year that the Company has earned this distinction. Valaris plc is an English limited company (England No. 7023598) with its corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ. To learn more, visit our website at www.valaris.com.

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements involving synergies and future cost savings; anticipated benefits, opportunities and effects of the merger between Ensco and Rowan; expected financial performance; optimization of capital structure; and general market, business and industry conditions, trends and outlook. The forward-looking statements contained in this press release are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including actions by regulatory authorities, rating agencies or other third parties; actions by our security holders; costs and difficulties related to the integration of Ensco and Rowan and the related impact on our financial results and performance; our ability to repay debt and the timing thereof; availability and terms of any financing; commodity price fluctuations, customer demand, new rig supply, downtime and other risks associated with offshore rig operations, relocations, severe weather or hurricanes; changes in worldwide rig supply and demand, competition and technology; future levels of offshore drilling activity; governmental action, civil unrest and political and economic uncertainties; terrorism, piracy and military action; risks inherent to shipyard rig construction, repair, maintenance or enhancement; possible cancellation, suspension or termination of drilling contracts as a result of mechanical difficulties, performance, customer finances, the decline or the perceived risk of a further decline in oil and/or natural gas prices, or other reasons, including terminations for convenience (without cause); our ability to enter into, and the terms of, future drilling contracts; any failure to execute definitive contracts following announcements of letters of intent, letters of award or other expected work commitments; the outcome of litigation, legal proceedings, investigations or other claims or contract disputes; governmental regulatory, legislative and permitting requirements affecting drilling operations; our ability to attract and retain skilled personnel on commercially reasonable terms; environmental or other liabilities, risks or losses; debt restrictions that may limit our liquidity and flexibility; and cybersecurity risks and threats. In addition to the numerous factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, as updated in our subsequent quarterly reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov or on the Investor Relations section of our website at www.valaris.com.  Each forward- looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

Important Additional Information and Where to Find It

In connection with any general meeting of shareholders (the “General Meeting”) that may be requisitioned by Luminus Management, LLC, the Company will file a proxy statement (the “Proxy Statement”) with the SEC in connection with the solicitation of proxies for such General Meeting, together with a WHITE proxy card. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Shareholders will be able to obtain, free of charge, copies of the Proxy Statement, any amendments or supplements thereto and any other documents (including the WHITE proxy card) when filed by the Company with the SEC in connection with the General Meeting at the SEC’s website (http://www.sec.gov), at the Company’s website (https://www.valaris.com/investors/ financials/sec-filings/default.aspx) or by contacting Investor Relations by phone at 713-789-1400, by email at ir.hdqrs@valaris.com or by mail at Valaris plc, Attention: Investor Relations, 5847 San Felipe, Suite 3300, Houston, Texas 77057.

Participants in the Solicitation

The Company, its directors and certain of its executive officers and other employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the General Meeting. Additional information regarding the identity of these potential participants, none of whom owns in excess of one percent of the Company’s shares, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement and other materials to be filed with the SEC in connection with the General Meeting. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2019 annual general meeting of shareholders (the “2019 Proxy Statement”), filed with the SEC on March 29, 2019. To the extent holdings of the Company’s securities by such potential participants (or the identity of such participants) have changed since the information printed in the 2019 Proxy Statement, such information has been or will be reflected on statements of changes in beneficial ownership on Forms 3, 4 and 5 filed with the SEC. You may obtain free copies of these documents using the sources indicated above.

Investor & Media Contacts

Nick Georgas

Senior Director — Investor Relations and Communications

+1-713-430-4607

Tim Richardson

Manager — Investor Relations

+1-713-430-4490

D.F. King & Co., Inc.

Richard Grubaugh / Tom Germinario

+1-212-269-5550

Joele Frank, Wilkinson Brimmer Katcher

Steve Frankel / Andrew Siegel / Dan Moore

+1-212-355-4449